Exhibit 3.12

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ORIGIN LIFE SCIENCES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

For the purposes of amending the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), of Origin Life Sciences, Inc. (f/k/a Origin, Inc. and originally incorporated as Plasma Jet Technologies, Inc.) (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned does hereby certify that:

FIRST: That Section 4.1 of Article IV of the Amended and Restated Certificate is hereby amended to read in its entirety as follows:

“The Corporation shall have the authority to issue a total of Two Hundred Two Million (202,000,000) shares of capital stock, consisting of Two Hundred Million (200,000,000) shares of $0.01 par value common stock (the “Common Stock”), One Million (1,000,000) shares of $0.01 par value special voting common stock (the “Special Voting Common Stock”), and One Million (1,000,000) shares of $0.01 par value preferred stock (the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the DGCL.

FOURTH: This Amendment to the Amended and Restated Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed by the undersigned this 27th day of April, 2023.

ORIGIN LIFE SCIENCES, INC.

By:	/s/ Michael Preston
Name:	Michael Preston
Title:	Executive Chairman and Chief Executive Officer